Exhibit 99.1

Hub International Closes Talbot Financial Acquisition

    CHICAGO--(BUSINESS WIRE)--July 1, 2004--

       New Unit Adds Approximately $100 million to revenue base;
        Expands Hub's U.S. Footprint Across Southwest and West

    Hub International Limited (NYSE:HBG)(TSX:HBG) today announced completion of its previously announced acquisition of Talbot Financial Corporation, a $100 million revenue insurance brokerage based in Albuquerque, New Mexico. The purchase for cash and stock fulfills an important component of Hub's expansion strategy by expanding the company's U.S. footprint across several states in the Southwest and West.
    "The Talbot acquisition is a major step forward for Hub, increasing our revenue base by roughly one third and adding a highly talented and disciplined team of professionals to our organization," said Martin P. Hughes, Hub's chairman and chief executive officer.
    The acquisition from Safeco Corporation was implemented via Hub International's purchase of a 70% interest in Satellite Acquisition Corporation, a corporation formed by Randy Talbot and senior management at Talbot. Proceeds of the investment were used to purchase Talbot and all of its subsidiaries from Safeco for $90 million in cash. Hub will purchase the remaining 30% interest from Talbot management over the next three years, with the right to use a combination of both restricted and unrestricted shares of Hub common stock. All earnings from Talbot will accrue to Hub as of the date of closing.
    Hub International employs a combination of cash and restricted stock in many acquisitions, with a goal of increasing the long-term alignment of management interests with the interests of all shareholders.
    "Talbot's management team, headed by David Weymouth, CEO and Roy Taylor, President, has worked within a public company environment as a part of the Safeco organization and they understand the mandate to build value for shareholders," Hughes noted. "We know they will be an important driver of our revenue and earnings growth over the long term."
    During the three years ending December 31, 2006, Hub's purchase of Talbot management's 30% interest in Satellite Acquisition Corporation will be recorded as compensation expense, leading to some reduction in reported earnings. Based on Talbot's 2003 earnings, it is expected that the net expense for non-cash stock based compensation will be approximately $16 million in 2004, $8 million in 2005 and $2 million in 2006. If Talbot management exceeds specific performance goals, the total compensation impact would increase by $2.10 for each additional dollar of EBITA (earnings before interest, taxes and amortization) that Talbot generates.
    "Although we expect this charge to have a negative impact on reported GAAP earnings in the near-term, the long-term benefits of this acquisition should reward shareholders," Hughes said.
    Hughes added that Talbot's financial results through June 30, balance sheet impact of the acquisition and other figures will be discussed in greater detail on Hub's next quarterly earnings conference call. In addition, the company will update its earnings guidance to include the impact of the Talbot acquisition at that time.

    Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that provides a full array of insurance brokerage services to mid-sized companies, associations and other buyers. Talbot derives most of its revenues from traditional middle-market commercial lines, personal lines, employee benefits and life insurance. The sale of annuities and other financial products accounts for approximately 10% of Talbot's revenue.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Hub International, Chicago
             W. Kirk James, 312-279-4881
             Vice President, Secretary and Chief Development Officer kjames@hubinternational.com